UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2011

GLOBE SPECIALTY METALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-34420	20-2055624
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, 250 West 34th Street, Suite 4125
New York, New York 10119
 (Address of principal executive offices and Zip Code)

(212) 798-8122
 (Registrant’s telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2011, Globe Specialty Metals, Inc. (the “Company”) and Mr. Alan Kestenbaum, the Company’s Executive Chairman, entered into an employment agreement, following approval by the Compensation Committee of the Company’s Board of Directors.  In accordance with the agreement, Mr. Kestenbaum will continue to serve as the Company’s Executive Chairman. The agreement also provides that throughout the term of the agreement, the Company shall seek election of Mr. Kestenbaum to the Company’s Board of Directors. The agreement provides for a four-year term, effective as of November 13, 2010 (the “Commencement Date”).  At the end of the term, the term will automatically be extended for successive one year periods, unless either the Company or Mr. Kestenbaum has provided the other with at least 90 days prior written notice of its or his intention to allow the agreement to expire.

Mr. Kestenbaum’s annual base salary shall be $995,000, subject to any increase as determined by the Compensation Committee. Upon entering the agreement, the Compensation Committee also awarded Mr. Kestenbaum 108,578 shares of restricted common stock, which vest on the tenth anniversary of the Commencement Date if Mr. Kestenbaum is then employed by the Company, subject to earlier vesting and delivery in certain circumstances described below (the “Long Term Award”). Mr. Kestenbaum is eligible for an annual bonus pursuant to the Company’s 2010 Annual Executive Bonus Plan and other bonuses, stock options and/or other stock benefits at the discretion of the Board (“Incentive Awards”). Furthermore, Mr. Kestenbaum is entitled to certain insurance and leave benefits and is eligible to participate in all other employee benefit plans and programs offered by the Company to its senior executives generally, in accordance with the terms of those plans and programs.

Under the agreement, “good reason” means: (i) a material reduction of compensation, (ii) the assignment of duties substantially inconsistent with, or a reduction of, Mr. Kestenbaum’s responsibilities then in effect (including failing to be elected as a member of the Board), (iii) the Company relocating its principal executive offices or his place of employment outside of New York City, (iv) a requirement that Mr. Kestenbaum report to anyone other than the Board or (v) a material breach of the agreement, and “cause” means (i) the commission of a felony causing material harm to the Company or any crime involving material fraud or embezzlement with respect to the Company’s property or (ii) a breach of the agreement after written notice and thirty days opportunity to cure.

If Mr. Kestenbaum’s employment terminates by reason of his death or disability, he would be entitled to (i) payment of accrued and unpaid base pay, (ii) payment of all vested and unvested Incentive Awards, (iii) payment of pro rata Incentive Awards for the then current plan year and (iv) full vesting of the Long Term Award. If Mr. Kestenbaum’s employment is terminated without cause or if he resigns for good reason, he would be entitled to receive the foregoing items plus a lump sum severance payment comprised of (a) twice his base pay and (b) the value of any Incentive Awards granted or vested during the last two calendar years, with the value of any shares subject to such awards valued as of the date of employment termination, and the pre-tax cost of two-years' COBRA coverage for himself and his family under the Company’s health plans. Nonrenewal of the term by the Company shall be treated as a termination without cause.  Receipt of the severance amounts is conditioned on Mr. Kestenbaum’s execution of a release of claims against the Company.  If his employment is terminated for cause or he resigns without good reason, he would be entitled to receive payment of accrued and unpaid base pay and payment of vested Incentive Awards.

In addition, if Mr. Kestenbaum’s employment is terminated by the Company during the six-month period before or the two-year period after a change of control of the Company as defined in the agreement (the “Protection Period”) (other than for cause, disability or as a result of his death), or if he terminates his employment during the Protection Period for good reason, Mr. Kestenbaum shall be entitled to the same payments as upon termination without cause or for good reason, except that the lump sum severance payment shall be an amount equal to one dollar less than three times the sum of his average base pay and his average Incentive Awards for the past five years. If the payments to Mr. Kestenbaum upon termination following a change of control would be subject to the excise tax under Section 4999 of the Internal Revenue Code, a nationally recognized certified public accounting firm selected by the Company shall determine whether to reduce the payments so that the value shall not exceed the safe harbor amount specified in Section 280G(b)(3) of the Code.  The payments shall be reduced if the accounting firm determines that Mr. Kestenbaum would receive a greater net-after tax amount if the aggregate payments were so reduced.

The agreement provides Mr. Kestenbaum with rights to indemnification from the Company with respect to claims arising from or relating to his performance of his duties.

The agreement requires Mr. Kestenbaum to protect the confidentiality of the Company’s proprietary and confidential information and it further provides, if he is terminated for cause, resigns without good reason or is terminated or resigns in connection with a change of control, that for two years after termination he will not (i) directly compete with the Company or its affiliates, (ii) solicit, divert or take away the business of the Company’s or its affiliates’ customers or prospective customers for similar products, (iii) solicit the Company’s or its affiliates’ employees to terminate their relationship with the Company or (iv) hire any person who was an employee of the Company or its affiliate within six months prior to the time such person is proposed to be hired.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBE SPECIALTY METALS, INC.

Dated: February 1, 2011	By:	/s/ Stephen Lebowitz
Stephen Lebowitz
Chief Legal Officer

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